Exhibit 99.1

POWERSECURE REPORTS THIRD QUARTER 2015 RESULTS

Wake Forest, N.C. – November 4, 2015 – PowerSecure International, Inc. (NYSE: POWR) today reported its third quarter 2015 results.

•	DG revenues increase more than 90 percent y-o-y with more than 50 percent of 3Q 2015 DG revenues coming from data center customers

•	Double digit revenue growth across all segments drives 64.5 percent total y-o-y revenue growth to $107 million

•	New business wins drive non-solar backlog to all-time high of $274 million; total backlog of $447 million

•	Operating margin percentage doubles sequentially and increases 420 basis points y-o-y

•	Earnings per share of $0.09

“Our operational focus across the business drove an expanded corporate operating margin and significant revenue growth in all segments in the third quarter. We continue to see strong contributions from new data center opportunities, which drove revenue growth of more than 90 percent in our DG business,” said Sidney Hinton, chief executive officer of PowerSecure.

“We also grew our non-solar backlog by approximately 25 percent year-over-year and are excited about the additional opportunities we are chasing for the remainder of 2015 and for 2016,” Hinton added.

Third Quarter 2015:

Revenues

PowerSecure’s third quarter 2015 (3Q 2015) revenues of $107.0 million, an increase of $41.9 million, or 64.5 percent, over the third quarter of 2014 (3Q 2014), were driven by revenue increases in all segments, including a 91.3 percent year-over-year (y-o-y) increase in revenues from distributed generation (DG) products and services, a 13.2 percent y-o-y increase in revenues from energy efficiency (EE) products and services, a 54.5 percent y-o-y increase in revenues from utility infrastructure (UI) products and services, and a 150.6 percent y-o-y increase in revenues from solar energy products and services, as shown below.

	Quarter Ended September 30,		Period-over-Period Difference
($000’s)	2015	2014	$	%
Segment Revenues:
Distributed Generation	$37,616	$19,664	$17,952	91.3%
Solar Energy	15,744	6,282	9,462	150.6%
Utility Infrastructure	34,693	22,460	12,233	54.5%
Energy Efficiency	19,031	16,806	2,225	13.2%
Intersegment Eliminations	(102)	(168)	66	(39.3)%

Total	$106,982	$65,044	$41,938	64.5%

Gross Profit Margin

Gross profit margin was 25.1 percent in 3Q 2015, compared to 27.8 percent in 3Q 2014. The decrease in y-o-y gross profit margin was due to overall project mix, including a greater portion of revenue from the solar energy business in 3Q 2015 as compared to 3Q 2014.

	Quarter Ended September 30,		Period-over-Period Difference
($000’s)	2015	2014	$	%
Segment Gross Profit:
Distributed Generation	$13,305	$7,638	$5,667	74.2%
Solar Energy	1,004	702	302	43.0%
Utility Infrastructure	5,668	3,315	2,353	71.0%
Energy Efficiency	6,928	6,416	512	8.0%

Total	$26,905	$18,071	$8,834	48.9%

	Quarter Ended September 30,
($000’s)	2015	2014
Segment Gross Profit Margins:
Distributed Generation	35.4%	38.8%
Solar Energy	6.4%	11.2%
Utility Infrastructure	16.3%	14.8%
Energy Efficiency	36.4%	38.2%
Total	25.1%	27.8%

Operating Expenses

Our operating expenses as a percentage of revenue decreased by 6.9 percentage points in 3Q 2015 compared to 3Q 2014. This decrease is due primarily to improved operating efficiency and operating expense leverage on the significant increase in revenues.

Operating expenses for 3Q 2015 were $23.2 million, compared to $18.6 million in 3Q 2014, as shown in the table below. The increase in 3Q 2015 operating expenses was primarily due to incremental operating cost related to the late 2014 acquisitions of our mission critical data center and retail energy services capabilities, increased personnel and stock compensation expenses, higher professional fees, an increase in selling expenses due to investments in the data center sales team, increased depreciation and amortization from our investments in equipment and company-owned distributed generation systems, and acquisition-related intangibles.

	Quarter Ended September 30,		Period-over-Period Difference
($000’s)	2015	2014	$	%
Consolidated Operating Expenses:
General and administrative	$17,995	$14,280	$3,715	26.0%
Selling, marketing and service	2,515	2,136	379	17.7%
Depreciation and amortization	2,707	2,181	526	24.1%

Total	$23,217	$18,597	$4,620	24.8%

Operating Margin

Operating margin as a percentage of revenue was 3.4 percentage points in 3Q 2015. This compares to negative 0.8 percentage points in 3Q 2014. The 4.2 percentage point increase in our operating margin was driven by a decrease in operating expenses as a percentage of revenue.

	Quarter Ended September 30,		Period-over-Period Difference
($000’s)	2015	2014	$	%
Segment operating income (loss):
Distributed Generation	$6,115	$2,705	$3,410	126.1%
Solar Energy	(92)	36	(128)	(355.6)%
Utility Infrastructure	984	(845)	1,829	216.4%
Energy Efficiency	2,850	2,737	113	4.1%
Corporate and other unallocated costs	(6,169)	(5,159)	(1,010)	(19.6)%

Total	$3,688	$(526)	$4,214	801.1%

Earnings Per Share

Diluted earnings per share (EPS) were $0.09 in 3Q 2015, compared to a loss of ($0.02) in 3Q 2014.

Capital Resources and Working Capital

The company ended 3Q 2015 with $26.2 million in cash and cash equivalents, and term debt, and capital leases of $19.0 million. The company’s capital expenditures during 3Q 2015 were $2.4 million in total, with $0.9 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue DG projects, and the remaining $1.5 million to purchase equipment and other items for its business and continued investment in capital improvements at the company’s PowerFab facility.

The company also announced today that it has taken advantage of the favorable financing environment to secure an additional $20 million of capacity for its revolving debt facility to support significant potential growth in its distributed generation and other business segments, and to support potential future general corporate needs.

The company now has a total capacity of $40 million in this revolving debt facility. There is currently nothing drawn against this revolver.

In addition, the company has extended the maturity date of its entire credit facility, which includes the revolver, from November 12, 2016 to June 30, 2020. The facility is backed by Citibank and BB&T.

As is customary with facilities of this type, the company must continue to meet certain financial covenants in order to be in compliance with the terms of the underlying credit agreement and to fully utilize the facility. As of November 4, 2015, approximately $36 million was available to borrow under the revolving line of credit within the limits of our financial covenants. The terms and a copy of the amendments to the company’s credit facility are contained in a current report on Form 8-K filed with the Securities and Exchange Commission.

Backlog

The company’s revenue backlog stands at $447 million, as of October 21, 2015. This revenue backlog represents revenue expected to be recognized after September 30, 2015, for periods including the fourth quarter of 2015 onward.

The company’s revenue backlog includes a total of $90 million in new business from awards announced on September 10, 2015 and October 21, 2015, and reflects a $25 million downward adjustment to the expected revenue from a solar project based on our current estimate of a possible reduction in project size and scope by the customer.

The company’s $447 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts. Also outlined below, the company’s $447 million revenue backlog is broken down between non-solar revenue backlog and solar revenue backlog.

Revenue Backlog expected to be recognized after September 30, 2015

Description	Anticipated Revenue	Estimated Primary Recognition Period
Project-based Revenue — Near term	$275 million	4Q15 through 2Q16
Project-based Revenue — Long term	$88 million	3Q16 through 2Q17
Recurring Revenue	$84 million	4Q15 through 2020

Revenue Backlog expected to be recognized after September 30, 2015	$447 million

Description	Anticipated Non-Solar Revenue	Anticipated Solar Revenue
Revenue Backlog to be recognized after September 30, 2015 by category	$274 million	$173 million
Revenue Backlog as reported November 5, 2014 by category	$220 million	$140 million

Change in Revenue Backlog by category	$54 million	$33 million
% Change in Revenue Backlog by category	24.5%	23.6%

Note: Anticipated revenue and estimated primary recognition periods are subject to risks  and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

PowerSecure Segment Results:

Commencing with the first quarter of 2015, the company began reporting the financial results of its solar energy business as a separate segment, as a result of which the company has four operating segments. For current period reporting and prior period comparisons, the distributed generation segment does not include any financial results from the solar energy business.

Distributed Generation (non-solar)

Distributed generation revenues in 3Q 2015 of $37.6 million reflect a 91.3 percent increase compared to DG revenues in 3Q 2014. Total DG gross margin in 3Q 2015, was 35.4 percent, compared to 38.8 percent in 3Q 2014.

The y-o-y increase in DG revenues was driven primarily by increased revenues from our traditional customer categories and new data center revenues. The decrease in DG gross margin was due to the DG project mix in 3Q 2015 as compared to 3Q 2014.

Utility Infrastructure

Utility infrastructure revenues in 3Q 2015 of $34.7 million reflect a 54.5 percent increase versus 3Q 2014. Utility infrastructure gross margin in 3Q 2015 increased to 16.3 percent from 14.8 percent in 3Q 2014.

The y-o-y increase in UI revenues was primarily due to our new business development efforts, which we initiated as we improved operational performance in our UtilityServices operations. These business development efforts have generated new transmission, grid hardening and distribution projects for new and existing customers. The increase in UI gross margin was due to improved operational efficiency and the higher margin profile of our UI project mix.

Energy Efficiency

Energy efficiency revenues in 3Q 2015 of $19.0 million reflect a 13.2 percent increase versus 3Q 2014. EE gross margin in 3Q 2015 decreased to 36.4 percent from 38.2 percent in 3Q 2014.

The y-o-y increase in EE revenues was primarily driven by increased revenue from energy efficiency services projects, including incremental revenue from the recently acquired retail energy services business, and higher LED sales from our Solais products to retailers, which was offset slightly by lower LED sales in our traditional LED business. The decrease in our EE gross margin was driven primarily by the reduction of sales of our higher margin LED solutions as a percentage of total EE revenues.

Solar Energy

Solar energy revenues in 3Q 2015 of $15.7 million reflect a 150.6 percent increase versus 3Q 2014. Solar energy gross margin in 3Q 2015 decreased to 6.4 percent from 11.2 percent in 3Q 2014.

The y-o-y increase in solar energy revenues was primarily due to revenue from two large, utility-scale solar projects, as well as an increase in the overall customer demand for solar solutions. The decrease in solar energy gross margin was primarily due to the lower gross margins associated with the large utility-scale solar projects.

Conference Call Information

Company management will webcast a conference call at 5:30 p.m. ET on Wednesday, November 4, 2015. To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com.

The call can also be accessed by dialing 888-680-0869 (or 617-213-4854 if dialing internationally) and providing pass code 86027871. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on November 18, 2015. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 10120020. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation® (IDG®), solar energy, energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users and directly to retailers.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s growth and profitability and its future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the impact and prospects of acquisitions; strategic alliances and relationships and new business awards and projects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going uncertainty and inconsistency in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected, including a further reduction in or entire loss of revenues from a large solar project discussed in the backlog section of this release that could result from a potential modification or termination of that project; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the company’s ability to execute on its business orders, awards and projects efficiently and with operational excellence, such as the large solar projects, in order to generate customer satisfaction, company profitability and future new business; the impact of the company’s acquisitions; the company’s ability to reduce and control its costs and expenses and enhance its operating income; the company’s ability to grow its business and revenues on a profitable basis and enhance its gross margin and operating margin; the company’s product mix, especially with respect to the proportion of its growing solar energy business with the lowest gross margin of its business units; the impact of the company’s restructuring actions on its LED lighting operations; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes including the securities class action; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Condensed Consolidated Statements of Operations (unaudited)

($000’s except per share data)

	Three Months Ended		Nine Months Ended
	September 30 2015	September 30 2014	September 30 2015	September 30 2014
Revenue	106,982	65,044	293,673	174,910
Cost of sales	80,077	46,973	221,368	131,467

Gross Profit (excluding depreciation and amortization)	26,905	18,071	72,305	43,443

Operating expenses
General and administrative	17,995	14,280	50,334	40,994
Selling, marketing, and service	2,515	2,136	8,236	6,611
Depreciation and amortization	2,707	2,181	7,796	6,496
Restructuring charges	0	0	0	427

Total operating expenses	23,217	18,597	66,366	54,528

Operating income (loss)	3,688	(526)	5,939	(11,085)

Other income (expense)
Interest income and other income	1	5	4	14
Interest expense	(312)	(329)	(868)	(921)

Income (loss) before income taxes	3,377	(850)	5,075	(11,992)
Income tax expense (benefit)	1,385	(314)	2,091	(4,449)

Net income (loss)	1,992	(536)	2,984	(7,543)

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”)
Basic	0.09	(0.02)	0.13	(0.34)

Diluted	0.09	(0.02)	0.13	(0.34)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,469	22,353	22,435	22,228

Diluted	22,583	22,353	22,558	22,228

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	September 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	26,217	33,775
Trade receivables, net of allowance for doubtful accounts	112,125	81,381
Inventories	35,467	35,144
Income taxes receivable	0	382
Deferred tax asset, net	2,320	2,320
Prepaid expenses and other current assets	3,226	3,478

Total current assets	179,355	156,480

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	67,647	62,231
Furniture and fixtures	738	617
Land, building, and improvements	8,020	7,413

Total property, plant, and equipment at cost	76,405	70,261
Less accumulated depreciation and amortization	24,265	20,392

Property, plant, and equipment, net	52,140	49,869

OTHER ASSETS:
Goodwill	40,210	40,210
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software, net of accum amort	12,134	13,642
Other assets	2,442	1,879

Total other assets	57,923	58,868

TOTAL ASSETS	289,418	265,217

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	56,706	39,699
Accrued and other liabilities	44,834	41,113
Accrued restructuring liabilities	53	114
Income taxes payable	1,467	0
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	252	986

Total current liabilities	107,043	85,643

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Term loan, net of current portion	15,033	17,832
Capital lease obligation, net of current portion	0	0
Deferred tax liability, net	1,421	1,460
Other long-term liabilities	4,172	3,913

Total long-term liabilities	20,626	23,205

STOCKHOLDERS’ EQUITY:
Preferred stock - undesignated	0	0
Preferred stock - Series C	0	0
Common stock	225	224
Additional paid-in-capital	163,613	161,163
Accumulated other comprehensive earnings (loss)	(132)	(77)
Retained earnings (deficit)	(1,957)	(4,941)

Total stockholders’ equity	161,749	156,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	289,418	265,217

PowerSecure International, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

($000’s)

	Nine Months Ended
	September 30 2015	September 30 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	2,984	(7,543)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,796	6,496
Stock compensation expense	2,017	1,504
(Gain) Loss on disposal of miscellaneous assets	150	(92)
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	(30,744)	10,459
Inventories	(323)	(12,606)
Deferred income taxes	0	79
Other current assets and liabilities	2,099	(6,316)
Other noncurrent assets and liabilities	(397)	(482)
Accounts payable	17,007	5,201
Accrued and other liabilities	3,721	8,181
Accrued restructuring liabilities	(61)	(780)

Net cash provided by (used in) operating activities	4,249	4,101

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	0	(750)
Purchases of property, plant and equipment	(7,707)	(8,527)
Additions to intangible rights and software development	(1,306)	(494)
Proceeds from sale of property, plant and equipment	305	465

Net cash provided by (used in) investing activities	(8,708)	(9,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Principal payments on long-term debt	(2,799)	(2,798)
Principal payments on capital lease obligations	(735)	(696)
Repurchases of common stock	(116)	(416)
Proceeds from stock option exercises	551	2,060

Net cash provided by (used in) financing activities	(3,099)	(1,850)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,558)	(7,055)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	33,775	50,915

CASH AND CASH EQUIVALENTS AT END OF PERIOD	26,217	43,860

References to our third quarter 2015 and third quarter 2014 adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. We understand that measures similar to adjusted EBITDA are broadly used by analysts, rating agencies, investors, and financial institutions in assessing our performance. Accordingly, we believe that the presentation of adjusted EBITDA provides useful information to investors. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income.

We define and calculate adjusted EBITDA as net income (loss) attributable to PowerSecure International, Inc., minus 1) interest income and other income, plus 2) income tax expense (or minus an income tax benefit) and 3) interest expense and 4) depreciation and amortization and 5) stock compensation expense and 6) restructuring charges. The following table provides a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Adjusted EBITDA Calculation/Reconciliation
Net income (loss)	1,992	(536)	2,984	(7,543)

Items to Subtract from Net Income
Interest income and other income	(1)	(5)	(4)	(14)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	0	0	312
Restructuring Charges - Op Expense	0	0	0	427
Acquisition Expenses	0	16	0	16
Income tax expense (benefit)	1,385	(314)	2,091	(4,449)
Interest expense	312	329	868	921
Depreciation and Amortization	2,707	2,181	7,796	6,496
Stock compensation expense	692	610	2,017	1,504

Adjusted EBITDA	7,087	2,281	15,752	(2,330)